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Buying $DIS stock over the last 10 years has been a losing proposition, Trian says. Of the 2,519 trading days in the decade leading up to 0ct. 6, 2023—when Trian renewed its bid for board seats—investors' $DIS shares would be worth less than they paid on 93% of those days.

Disney's Decade of Shareholder Disenchantment

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2,333

Trading Days Where Investors Who Bought Disney Stock in the Last Decade **Would be Underwater**

186

Trading Days Where Investors Who Bought Disney Stock in the Last Decade **Would Have Made Money**



During the ten years leading up to October 6, 2023 (the trading day prior to Trian resurfacing), there were 2,519 trading days. If a Disney shareholder bought stock on **93%** of those days, their shares would be worth less than they paid.

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Source: FactSet as of 10/06/23

Disney Stock: For a Decade, It's Been a Losing Proposition

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Restore The Magic

Despite Disney's powerful brands, scale, and other advantages, Trian believes underperformance has driven poor shareholder returns over relevant periods—including from the date $DIS announced its "significant transformation" in February 2023.


Disney: Many (Un)Happy Returns
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Disney's Relative TSR Performance

Through the Trading Day Prior to Press Reports of Trian Resurfacing


"Transformation" Plan (FQ1'23 Earnings)
3-Year
10-Year
-38%
-32%
-35%
-66%
-401%
-168%
vs. Media Industry (Proxy) Peers
vs. S&P 500

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Source: FactSet as of 10/06/23

Disney's Underperformance Drives Poor Shareholder Returns | Trian

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Despite Disney investing $200B in growth since 2018, Trian says the Company's financial performance has deteriorated. Vote FOR Nelson Peltz and Jay Rasulo for $DIS' board; WITHHOLD on Maria Elena Lagomasino, Michael B.G. Froman, and all three Blackwells Nominees. #RestoreTheMagic



Disney's $200B Capital Investments Yield Inadequate Returns
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Adj. Earnings per Share is Down
$7.08
-47%
$3.76
FY 2018
FY 2023
Annual Dividends per Share Plummeted
$1.68
-82%
$0.30
FY 2018
FY 2023
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Source: SEC filings

What Do Disney Shareholders Get for $200B?

Weaker Results. | Trian

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Disney's brand reputation appears to have deteriorated since 2017, Trian says, citing Axios Harris 100 poll data. That puts at risk Disney's "flywheel"—the Company's ability to leverage creative content in its theme parks, experiences and merchandise. #RestoreTheMagic


Disney's Brand:
A Fading Star?
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Disney's Corporate Brand Reputation Has Deteriorated Since 2017

Axios Harris Poll 100 — Annual Reputation Quotient (RQ®) Performance, 2013-2023


82.1
81.5
80.0
81.2
82.0
81.5
80.4
78.7
77.4
76.7
73.4
70.9
2013
2014
2015
2016
2017
2018
2019
2020 A
2020
2021
2022
2023

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Source: Axios, Harris Insights & Analytics, 2023 Axios Harris Poll 100

Disney's Brand Appears to Be Deteriorating, Data Shows

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